Exhibit 99.1

JanOne Announces Definitive Agreement to Sell its Legacy Recycling Business for $25 Million

Successful disposition will facilitate continued strategic focus on high-value late-stage biopharma asset JAN101 for the treatment of peripheral artery disease (PAD)

LAS VEGAS, February 25, 2021 /PRNewswire/ -- JanOne Inc. (Nasdaq: JAN), a company focused on developing treatments for conditions that cause severe pain and drugs with non-addictive, pain-relieving properties, today announced that is has entered into a definitive agreement to sell its legacy recycling subsidiary, ARCA Recycling, to Virland Johnson, JanOne’s Chief Financial Officer, for an aggregate purchase price of approximately $25 million. The agreement follows JanOne’s previously announced intent to divest its legacy businesses, allowing for a strategic corporate focus on the Company’s core life science assets.

Under terms of the definitive agreement, Mr. Johnson will acquire substantially all of the assets, and assume certain liabilities, of ARCA Recycling, Inc. and Customer Connexx LLC. The purchase price of $25 million is subject to certain adjustments, including a potential increase in the purchase price due to an earnout, the assumption of certain debt of ARCA Recycling, Connexx, and JanOne, and potential indemnification claims (collectively, the “Initial Aggregate Consideration”). The transaction is expected to close on or before August 18, 2021, subject to customary closing conditions. At closing, $7.5 million of the Initial Aggregate Consideration will be paid in immediately available funds, and $17.5 million of the Initial Aggregate Consideration will be paid pursuant to the terms of the buyers’ subordinated promissory note in JanOne’s favor, which will bear interest at the rate of 6% per annum on the unpaid balance thereof.

The members of JanOne’s Board of Directors voted unanimously in favor of the transaction, which was approved at a special meeting of the Board not attended by Mr. Johnson.

“Today’s announcement furthers our strategic plan to streamline our organization and focus on the continuing advancement of our proprietary, high-value, late-stage biopharma asset, JAN101, for the treatment of peripheral artery disease, or ‘PAD,’” said Tony Isaac, President and Chief Executive Officer of JanOne. “Proceeds from the sale will support our entry into a pivotal Phase 2b trial for PAD this year. At the same time, we intend to continue pursuing additional potential indications for JAN101, including non-addictive pain management and the treatment of vascular complications associated with COVID-19. Each of these catalysts is key to maximizing value for our stockholders as a flourishing biopharma company.”

JanOne recently completed production of JAN101 under Current Good Manufacturing Practices (cGMP) for the anticipated Phase 2b PAD trials. The completion of the cGMP batch demonstrates

Exhibit 99.1

the Company’s ability to economically scale up production of JAN101, and sets the stage for exploring JAN101 as a treatment for both PAD and vascular complications caused by COVID-19. The Company plans to submit the Phase 2b protocol and related documents to the FDA under its Investigational New Drug Application (IND) for PAD in March 2021.

Additional information about JanOne’s definitive sale agreement is available in the Company’s Current Report on Form 8-K to be filed later today with the Securities and Exchange Commission.

About JanOne

JanOne (NASDAQ: JAN) is focused on developing treatments for diseases that cause severe pain. By alleviating pain at the source, JanOne aims to reduce the need for opioid prescriptions to treat disease associated pain that can lead to opioid abuse. The company is also exploring solutions for non-addictive pain medications. Its lead candidate JAN101 is for treating peripheral artery disease (“PAD”), a condition that affects over 8.5 million Americans. JAN101 demonstrated positive results in a Phase 2a clinical trial, and Phase 2b trials are expected to begin in early 2021. JanOne is dedicated to funding resources toward innovation, technology, and education for PAD, associated vascular conditions and neuropathic pain. For more information, visit www.janone.com.

Forward-Looking and Cautionary Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In accordance with the safe harbor provisions of this Act, statements contained herein that look forward in time that include everything other than historical information, including statements relating to the closing of the sale of the recycling business. These forward-looking statements can be identified by terminology such as “will,” “aims,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements. JanOne may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases, and other written materials and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K for the fiscal year ended December 28, 2019 and other SEC filings (available at http://www.sec.gov). JanOne undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

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